Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-198699) pertaining to The Alagasco Employee Savings Plan, of our report dated June 29, 2017, on our audit of the statements of net assets available for benefits of The Alagasco Employee Savings Plan as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years ended December 31, 2016 and 2015, which report appears in the December 31, 2016, annual report on Form 11-K of The Alagasco Employee Savings Plan.

/s/ BKD, LLP
St. Louis, Missouri
June 29, 2017